Exhibit 99

201 S. Fourth Street, Martins Ferry, OH 43935 | 888.275.5566 | UnitedBancorp.com We Are UNITED...To Better Serve You!

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson President and CEO	Randall M. Greenwood Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154 ceo@unitedbancorp.com	(740) 633-0445 Ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 AM		April 19, 2018

United Bancorp, Inc. Declares its Second Quarter Regular Cash Dividend Payment at $0.13 per Share which produces a Trailing Twelve Month (TTM) Yield of 4.25% and Reports on Annual Shareholder Meeting

MARTINS FERRY, OHIO ◆◆◆ On April 18, 2018, the Board of Directors of United Bancorp, Inc. (UBCP) declared the second quarter dividend payment of $0.13 per share for shareholders of record on June 8, 2018 with a payment date of June 20, 2018. This payment is equal to the cash dividend paid in the first quarter of this year and is greater than the $0.11 per share paid in the second quarter of last year. With this second quarter cash dividend payment, United Bancorp, Inc. has paid cash dividends of $0.55 over the trailing twelve months (TTM), which does include the $0.05 special cash dividend paid to shareholders this past December. This payout is greater than the $0.49 paid out over the previous year’s trailing twelve month period, an increase of $0.06 or 12.24%. At this present cash dividend payout level, the TTM Yield is 4.25% based on the most recent quarter-ending market price.

Scott A. Everson, President and CEO, announced at the annual meeting held that date, the Shareholders of UBCP elected Directors for the following year including himself; Gary W. Glessner, CPA and Managing Member of Glessner and Associates, PLLC; John M. Hoopingarner, Executive Director, Muskingum Watershed Conservancy District, New Philadelphia and Richard L. Riesbeck, Chairman of the UBCP Board of Directors and President, Riesbeck Food Markets, Inc., St. Clairsville.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $488 million and total shareholder’s equity of $44 million as of March 31, 2018. Through its single bank charter, Unified Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.